Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Electromed, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	850,000	$10.50	$8,925,000.00	0.00014760	$1,317.33
Total Offering Amounts					$8,925,000.00		$1,317.33
Total Fee Offsets							—
Net Fee Due							$1,317.33

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), registered represents an aggregate of 850,000 shares of Common Stock issuable pursuant to the Electromed, Inc. 2023 Equity Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low sale prices per share of Common Stock on November 27, 2023, as reported on the NYSE American.